EXHIBIT 99.1

Press Release dated June 28, 2011 re Approvals and Closing Date

Brent DiGiorgio

Corporate Communications

203.338.3135        Fax: 203.338.3461

brent.digiorgio@peoples.com

L. Mark Panella

Executive Vice President and CFO

Danvers Bancorp, Inc.

978.739-0217        Fax: 978-739-4998

mark.panella@danversbank.com

FOR IMMEDIATE RELEASE

June 28, 2011

PEOPLE’S UNITED AND DANVERS BANCORP ANNOUNCE RECEIPT OF ALL REGULATORY APPROVALS, CLOSING DATE

BRIDGEPORT, CT and DANVERS, MA – People’s United Financial, Inc. (NASDAQ: PBCT) and Danvers Bancorp, Inc. (NASDAQ: DNBK) today announced that their proposed merger was approved by the Office of the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation on June 27, 2011. The transaction was previously approved by Danvers Bancorp shareholders on May 13 and by the Office of Thrift Supervision on May 16. The closing of the merger is expected to occur on June 30, 2011.

Additional Information About People’s United and Danvers

People’s United Financial, a diversified financial services company with $25 billion in assets, provides commercial banking, retail and business banking, and wealth management services through a network of 341 branches in Connecticut, Vermont, New York, New Hampshire, Maine and Massachusetts. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

Danversbank is a wholly-owned subsidiary of Danvers Bancorp, Inc., a holding company with approximately $2.9 billion in total assets. Danvers Bancorp, Inc., through Danversbank, offers a wide range of commercial and retail banking services, including commercial and industrial loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, cash management, debit and credit card products, online banking, and non-deposit investment products and investment management services. Danversbank operates a total of 28 branches in the following communities: Andover, Beverly, Boston, Cambridge, Chelsea, Danvers, Hamilton, Malden, Manchester-by-the-Sea, Middleton, Needham, Peabody, Reading, Revere, Salem, Saugus, Topsfield, Waltham, Wilmington, and Woburn, Massachusetts.

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